Exhibit 4.21

Australian Oilseeds Holdings Limited

Cowcumbla Investments Pty Ltd

Arena Investors, LP

Payment Directions Deed

Australian Oilseeds

Execution version

101 Collins Street

Melbourne VIC 3000 Australia T +61 3 9614 1011

F +61 3 9614 4661

www.allens.com.au

© Allens Australia 2024

Allens is an independent partnership operating in alliance with Linklaters LLP.

Contents

1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Securities Purchase Agreement definitions	2
	1.3	Interpretation	3
2	Undertakings		4
3	Payment directions and acknowledgements		4
	3.1	The Purchaser and the Company	4
	3.2	Acknowledgements by Cowcumbla	4
4	General		5
	4.1	Receipt of Securities Purchase Agreement	5
	4.2	Further assurances	5
	4.3	Assignment	5
	4.4	Counterparts	5
	4.5	Governing law and jurisdiction	5

This Deed is made on	2024

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Parties

1	Australian Oilseeds Holdings Limited (Company Number 396507), an exempted company incorporated in the Cayman Islands (the Company).

2	Cowcumbla Investments Pty Ltd (ACN 155 048 454) of Unit 2, 100 Park Road, Slacks Creek QLD 4127 (Cowcumbla).

3	Arena Investors, LP, a Delaware limited partnership (the Purchaser).

Recitals

A	The Company and the Purchaser (amongst others) are parties to the Securities Purchase Agreement, under which it is contemplated that financial accommodation be made from the Purchaser to the Company under the Debentures as follows:

(a)	on the First Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, a 10% original issue discount secured convertible debenture issued by the Company in the amount of the First Closing Principal Amount (subject to reduction as set forth in Section 2.1(a) (Debentures) of the Securities Purchase Agreement);

(b)	on the Second Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, a 10% original issue discount secured convertible debenture issued by the Company in the amount of the Second Closing Principal Amount; and

(c)	on the Third Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, a 10% original issue discount secured convertible debenture issued by the Company in the amount of the Third Closing Principal Amount.

B	On:

(a)	the First Closing Date, the Company has agreed to advance the First Closing Principal Amount;

(b)	the Second Closing Date, the Second Closing Principal Amount; and

(c)	the Third Closing Date, the Third Closing Principal Amount,

to Cowcumbla pursuant to the Intercompany Loan Agreement.

C	This Deed sets out directions as to the payment of amounts to be advanced pursuant to the Debentures.

It is agreed as follows.

1	Definitions and interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Intercompany Loan Agreement means the Intercompany Loan Agreement between the Company and Cowcumbla dated on or about the date of this Deed.

Securities Purchase Agreement means the Securities Purchase Agreement dated on 23 August 2023 between, amongst others, the Company and the Secured Party, as amended from time to time.

1.2	Securities Purchase Agreement definitions

Definitions in the Securities Purchase Agreement apply in this Deed unless the context requires otherwise or the relevant term is defined in this Deed.

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1.3	Interpretation

	(a)	Headings are for convenience only and do not affect interpretation.

	(b)	The meaning of terms is not limited by specific examples introduced by including, or for example, or similar expressions.

	(c)	Nothing in this Deed is to be interpreted against a party on the ground that the party put it forward.

	(d)	The following rules apply unless the context requires otherwise.

(i)	The singular includes the plural and the converse.

(ii)	A gender includes all genders.

(iii)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(v)	A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

(vi)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes or assigns.

(vii)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, statutory instrument, code or other thing issued under it.

(viii)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(ix)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(x)	Each paragraph in a list is to be construed independently. None limits any other.

(xi)	A reference to property or asset includes any real or personal, present or future, tangible or intangible property or asset (including Intellectual Property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

(xii)	A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Deed.

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2	Undertakings

Each of Cowcumbla and the Company hereby irrevocably undertake to:

(a)	in the case of the Company, advance the First Principal Closing Amount, Second Principal Closing Amount and Third Principal Closing Amount to Cowcumbla in accordance with the terms of the Intercompany Loan Agreement;

(b)	in the case of Cowcumbla, borrow and use any funds it receives pursuant to each Intercompany Loan, as a result of the payment directions specified in clause 3.1 (The Purchaser and the Company) for its own working capital purposes only and, in particular, not use those funds:

(i)	to pay any dividend or distribution to any shareholder of Cowcumbla;

(ii)	to lend, give credit, or make advances to any person or entity, other than any subsidiary of Cowcumbla; or

(iii)	for any other prohibited purpose described in section 5.9 (Use of Proceeds) in the Securities Purchase Agreement.

3	Payment directions and acknowledgements

3.1	The Purchaser and the Company

	(a)	The Company irrevocably directs the Purchaser to pay the First Closing Subscription Amount and each First Closing Reserve Advance to Cowcumbla, in full satisfaction of the Purchaser’s obligation to pay the First Closing Principal Amount, as consideration for the convertible debenture issued by the Company under the Securities Purchase Agreement.

	(b)	The Company irrevocably directs the Purchaser to pay the Second Closing Principal Amount to Cowcumbla, in full satisfaction of the Purchaser’s obligation to pay the Second Closing Principal Amount, as consideration for the convertible debenture issued by the Company under the Securities Purchase Agreement.

	(c)	The Company irrevocably directs the Purchaser to pay the Third Closing Principal Amount to Cowcumbla, in full satisfaction of the Purchaser’s obligation to pay the Third Closing Principal Amount, as consideration for the convertible debenture issued by the Company under the Securities Purchase Agreement.

3.2	Acknowledgements by Cowcumbla

Cowcumbla acknowledges and agrees that:

	(a)	payment of the First Closing Subscription Amount to Cowcumbla by the Purchaser in accordance with the payment direction in clause 3.1(a) will be deemed to be a drawing of a loan in that amount by Cowcumbla under the Intercompany Loan Agreement;

	(b)	payment of each First Closing Reserve Advance to Cowcumbla by the Purchaser in accordance with the payment direction in clause 3.1(a) will be deemed to be a drawing of a loan in that amount by Cowcumbla under the Intercompany Loan Agreement;

	(c)	payment of the Second Closing Principal Amount to Cowcumbla by the Purchaser in accordance with the payment direction in clause 3.1(a) will be deemed to be a drawing of a loan in that amount by Cowcumbla under the Intercompany Loan Agreement; and

	(d)	payment of the Third Closing Principal Amount to Cowcumbla by the Purchaser in accordance with the payment direction in clause 3.1(a) will be deemed to be a drawing of a loan in that amount by Cowcumbla under the Intercompany Loan Agreement.

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4	General

4.1	Receipt of Securities Purchase Agreement

Cowcumbla acknowledges that it has received and reviewed a copy of the Securities Purchase Agreement.

4.2	Acknowledgment

This document is the ‘Payment Directions Deed’ for the purposes of the Securities Purchase Agreement and the Intercompany Loan Agreement is the ‘Intercompany Loan Agreement’ for the purposes of the Securities Purchase Agreement.

4.3	Further assurances

Each party must do anything (including executing agreements and documents) necessary to give full effect to this Deed and the transactions contemplated by it.

4.4	Assignment

Section 6.7 (Successors and Assigns) of the Securities Purchase Agreement shall apply to this Deed, but as if references to ‘this Agreement’ were to ‘this Deed’, and as if the reference to ‘EDOC’ was to ‘Cowcumbla’.

4.5	Counterparts

This Deed may be executed electronically and may be executed in counterparts.

4.6	Governing law and jurisdiction

This Deed is governed by the laws of New South Wales. Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction there in connection with matters concerning this Deed.

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Each person executing this Deed on behalf of a party states that they have no notice of revocation or suspension of their authority.

Executed and delivered as a Deed

The Company

Signed Sealed and Delivered by Australian
Oilseeds Holdings Limited:

Signature of Authorised Signatory
Gary Seaton, Chairman and Chief Executive Officer
Name of Authorised Signatory

Cowcumbla

Executed as a deed in accordance with
section 127 of the Corporations Act 2001 by
Cowcumbla Investments Pty Ltd:

Director	Director/Secretary
Gary Seaton	Bob (Wei) Wu
Print Name	Print Name

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The Purchaser

Signed Sealed and Delivered by Arena Investors, LP:

Signature of Authorised Signatory

Name of Authorised Signatory

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